EXHIBIT 99.1

CONTACT:  John L. Cohlan           Edward Falk

          Triarc Companies, Inc.   Joseph Victori Wines, Inc.

          (212) 230-3095           (914) 637-0400


                                              FOR IMMEDIATE
RELEASE

         TRIARC COMPLETES ACQUISITION OF MISTIC BEVERAGES

NEW YORK, NEW YORK -- August 9, 1995 -- Triarc Companies, Inc. (NYSE:TRY) announced today that it has completed the acquisition of Mistic Beverages for an aggregate purchase price of approximately $95 million. Mistic, a leader in the growing New Age beverage segment, markets fruit drinks, ready-to-drink brewed iced teas and naturally flavored sparkling waters under the Mistic and Royal Mistic trademarks. Mistic had 1994 net sales of approximately $130 million and earnings before interest, taxes, depreciation and amortization (EBITDA) of approximately $16 million. Triarc expects the acquisition to enhance its earnings per share for fiscal 1995.
     As previously announced, Michael F. Weinstein, former President and Chief Operating Officer of A&W Brands, Inc., will serve as Chief Executive Officer of Mistic, and Ernest Cavallo, the current Chief Financial Officer of Mistic and former Executive Vice President and Chief Financial Officer of A&W, will serve as President and Chief Financial Officer of Mistic. Mr. Weinstein has over 20 years experience in senior management positions in the beverage industry, and Mr. Cavallo has over 30 years of experience in senior financial management positions, including 10 years at A&W. Joe Umbach, Mistic's founder and former Chairman and Chief Executive Officer, will continue to provide consulting services to Mistic in the area of new product development. Mistic will be part of Triarc's Beverage Group, which is chaired by John C. Carson, President and Chief Executive Officer of Triarc's Royal Crown Company, Inc. subsidiary.
     Financing for the Mistic acquisition was provided by The Chase Manhattan Bank and CIT. The CIT financing was pursuant to the credit facility provided to Graniteville Company and C.H. Patrick & Co. Inc., which was increased by approximately $41 million. Proceeds from the refinancing are being used to finance the Mistic acquisition and for general corporate purposes. As previously announced, Triarc continues to pursue strategic alternatives to maximize the value of its textile and specialty chemical and liquefied petroleum gas subsidiaries.
     Through its four core businesses, restaurants (Arby's, Inc.), beverages (Royal Crown Company, Inc. and Mistic), textiles (Graniteville Company) and liquefied petroleum gas (National Propane Corporation), Triarc Companies, Inc., currently has annual revenues of more than $1 billion.
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